Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.3 to Form S-1 of our report dated January 13, 2020, which contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock split as described in Note 17, which were audited by Mazars USA LLP, with respect to our audit of the consolidated financial statements of Reliance Global Group, Inc. as of December 31, 2018, for the period from August 1, 2018 to December 31, 2018 (Successor) and for the period from January 1, 2018 to July 31, 2018 (Predecessor). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

January 27, 2021